UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

25134 Rye Canyon Loop, Suite 300 Valencia, California	91355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (661) 775-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2015, we appointed Duane M. DeSisto as our President and Chief Executive Officer, effective January 5, 2016. Mr. DeSisto was also appointed to our board of directors effective upon his commencement of employment with us as our President and Chief Executive Officer. Alfred E. Mann concurrently notified us of his decision to resign as our interim Chief Executive Officer, effective January 5, 2016.

Mr. DeSisto, age 61, served as the President, Chief Executive Officer and a director of Insulet Corporation, a medical device company focused on delivering therapeutic products for diabetes patients, from 2003 to September 2014. From 2002 to 2003, he served as Insulet’s President, Chief Financial Officer and acting Chief Executive Officer, and from 2001 to 2002 he served as Insulet’s Chief Financial Officer and Treasurer. From 1999 to 2001, Mr. DeSisto served in various positions at PaperExchange.com, Inc., a business solutions provider for the pulp and paper industry, including as President, Chief Executive Officer and Chief Financial Officer. From 1995 to 1999, Mr. DeSisto served as the Chief Financial Officer of FGX International Holdings Limited (formerly AAI-Foster Grant, Inc.), an accessories wholesaler, where he had overall responsibility for the accounting, information technology and human resource departments. From 1986 to 1995, Mr. DeSisto served as the Chief Financial Officer of ZOLL Medical Corporation, a medical device company specializing in noninvasive resuscitation devices and related software solutions. Mr. DeSisto earned a B.S. from Providence College and an M.B.A. from Bryant College.

In connection with his appointment as our President and Chief Executive Officer, we entered into an offer letter agreement with Mr. DeSisto pursuant to which we agreed to provide Mr. DeSisto with the following compensation: (i) annual base salary of $600,000; (ii) eligibility to receive annual discretionary bonuses, with a guaranteed minimum bonus of $400,000 for his service as our Chief Executive Officer in 2016; and (iii) subject to the approval by our board of directors, the grant of a stock option to purchase 8,000,000 shares of our common stock under our 2013 Equity Incentive Plan (the “Plan”), at an exercise price equal to the closing price of our common stock on the date of grant. Twenty-five percent of the shares subject to the stock option will vest one year following the date Mr. DeSisto commences employment with us, and the balance of the shares will vest in equal monthly installments over the following three years, subject in each case to Mr. DeSisto’s continued service with us. In addition, one-half of the shares subject to the stock option will be exercisable only once our stock price has reached a 25% premium over the per share exercise price of the stock option for 30 consecutive days. The foregoing option will be evidenced by a Stock Option Grant Notice and Option Agreement, which, together with the Plan, will set forth the terms and conditions of the foregoing option.

We also agreed to defend and indemnify Mr. DeSisto for any and all costs, fees, expenses and liabilities Mr. DeSisto may incur arising out of or relating to any action or proceeding initiated by Mr. DeSisto’s former employer, Insulet, to enforce any or all noncompetition and/or nonsolicitation obligations that he may have with respect to Insulet pursuant to certain agreements between Mr. DeSisto and Insulet, to the extent any such action or proceeding arises out of or relates to Mr. DeSisto’s employment or proposed employment with us. In addition, if Mr. DeSisto’s employment with us results in Insulet refusing to continue to pay cash severance payments to Mr. DeSisto under his Retirement Agreement with Insulet dated September 16, 2014, and there is an action that results in a judgment prohibiting Mr. DeSisto from continuing employment with us, then we will be obligated to pay Mr. DeSisto one-half of the amount of lost cash severance payments from Insulet, less any cash payments received by Mr. DeSisto from us for base salary, bonus or severance as of or as a result of Mr. DeSisto’s termination of employment with us. Mr. DeSisto will also be entitled to enter into our standard form of indemnity agreement, a copy of which is attached as Exhibit 10.1 to our Registration Statement on Form S-1 (File No. 333-115020), filed with the Securities and Exchange Commission on April 30, 2004.

The foregoing description of the offer letter agreement with Mr. DeSisto does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Offer Letter Agreement, dated December 22, 2015, by and between MannKind Corporation and Duane M. DeSisto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2015	MANNKIND CORPORATION

	By:	/s/ David Thomson
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Offer Letter Agreement, dated December 22, 2015, by and between MannKind Corporation and Duane M. DeSisto.